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FOR IMMEDIATE RELEASE

                                                                        Contact:

                                                                   Daniel Briggs
                                  Vice President, Finance and Investor Relations
                                                                  (212) 907-6134

                                                           The BISYS Group, Inc.
                                                                     (NYSE: BSG)
                                                                   www.bisys.com

            BISYS(R) ANNOUNCES RESTATEMENT AND PROVIDES UPDATE ON SEC
                           AND INTERNAL INVESTIGATIONS

NEW YORK, N.Y. (July 25, 2005) -- BISYS announced today that the previously disclosed investigation being conducted by its Audit Committee has progressed substantially. In addition, as a result of this investigation, the Company concluded yesterday that its financial statements for the fiscal years ended June 30, 2002, 2003 and 2004, and the quarters ended September 30 and December 31, 2003 and 2004, will be restated, and, as a result, those financial statements should no longer be relied upon. The Company has discussed with PricewaterhouseCoopers LLP, its independent auditor, the matters associated with the restatement.

The restatement is expected to relate to transactions that principally took place in fiscal years prior to fiscal 2004. While the restatement process is not yet complete, and is subject to audit, the Company currently believes that the restatement items will reduce previously reported revenues, operating earnings and net income in quarterly and annual periods prior to fiscal 2004, and modestly increase previously reported revenues, operating earnings and net income in fiscal 2004 and the first two quarters of fiscal 2005. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted.

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While the pending restatement has not yet been finalized, the adjustments for transactions that are currently expected to be restated are estimated to result in a reduction in consolidated stockholders' equity at December 31, 2004 of less than 5%. The Company is working diligently to complete the restatement and file its Form 10-Q for the quarter ended March 31, 2005 as soon as practicable.

The restatement items that have been identified to date generally fall into the following categories: accounting for certain costs associated with acquisitions of businesses; revenue recognition for new business acquisition and conversion services; accounting for real property leases; accounting for contractual obligations and other liabilities; and accounting for vendor rebates and other miscellaneous items. The Company has reported these matters to the SEC, and these matters will now be included in the ongoing and previously disclosed SEC investigation into the Company's financial and accounting issues.

Russ Fradin, President and CEO of the Company, said, "We are disappointed that this restatement is necessary. However, based upon the results of the ongoing investigation to date, with the exception of the accounting for escalation clauses in leases, all of the transactions that are currently expected to be the subject of this restatement were initiated more than 18 months ago. We are committed to ensuring that this restatement will provide closure on these issues, and will enable us to focus on serving our customers and growing our businesses in fiscal 2006 and beyond."

As previously disclosed, the Company has obtained a Consent and Waiver from its lenders under its Credit Facility extending to August 1, 2005 the cure period for the default under the Credit Facility which resulted from the Company's failure to timely file its Form 10-Q for the fiscal quarter ended March 31, 2005, and to deliver the related compliance certificate for such fiscal quarter. The Company is currently in discussions with its lenders to further extend that cure period through September 13, 2005 and is seeking to amend the facility to address the expected reduction in consolidated stockholders' equity resulting from the pending restatement. There can be no assurances that the Company will be successful in procuring the extension and amendment. In the event the Company is unsuccessful in procuring the extension or amendment and the lenders choose to exercise their right to accelerate the outstanding borrowings under the Credit Facility, the Company believes that it will be able to refinance the outstanding borrowings or use cash on hand to repay the borrowings.

Separately, BISYS announced that it was in settlement discussions with the SEC staff regarding the previously disclosed investigation into certain practices in its mutual fund services business. BISYS currently believes that the cost to bring this matter to resolution, including amounts to be paid as part of a

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settlement, legal fees and other related expenses it expects to incur through the conclusion of this investigation, is not expected to exceed $25 million.

ABOUT BISYS

The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its INVESTMENT SERVICES group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its INSURANCE SERVICES group, BISYS is the nation's largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS' INFORMATION SERVICES group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.'s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.'s periodic filings with the Securities and Exchange Commission. Among the forward-looking statements included in this press release are The BISYS Group's current estimates of the effects of the restatement. These statements are dependent on the completion of the Audit Committee's investigation, the restated financial statements and PricewaterhouseCoopers' audits. The Company assumes no obligation to update any forward-looking statements contained herein.

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